EXHIBIT 5.01

(Includes Exhibit 23.01)

January 10, 2008

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Electronic Arts Inc. (“EA”)

Registration Statement on Form S-8

Ladies/Gentlemen:

I am an attorney licensed to practice law in the state of California and I am Senior Vice President, General Counsel and Secretary of EA. I have examined EA’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by EA on or about January 10, 2008 in connection with the registration under the Securities Act of 1933, as amended, of 4,560,000 shares of Common Stock that may be offered by EA to eligible employees pursuant to (i) the 2007 Electronic Arts VGH Acquisition Inducement Award Plan; (ii) certain notes that constitute written compensation contracts; and (iii) the VG Holding Corp. Stock Incentive Plan (collectively, the “Plans”).

As General Counsel for EA, I have examined the proceedings taken by EA in connection with the Plans and the shares being registered hereby.

It is my opinion that the 4,560,000 shares of Common Stock that may be issued and sold by EA pursuant to the Plans, when issued in the manner referred to in the Prospectus associated with the Registration Statement and the Plans, as applicable, will be legally issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto.

Very truly yours,

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President,
General Counsel and Secretary